Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YRC WORLDWIDE INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

YRC WORLDWIDE INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The first sentence of Article FOURTH of the Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

The total authorized capital stock of the Corporation is as follows: 100,000,000 shares, of which 5,000,000 shares shall be Preferred Stock, $1.00 par value (“Preferred Stock”) and 95,000,000 shares shall be Common Stock, $0.01 par value (“Common Stock”).

SECOND: This Certificate of Amendment was adopted by the approval of the stockholders of the Company at a special meeting of the stockholders held March 14, 2014 in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware and approved by the Board of Directors of the Company pursuant to the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer of the Company this 14th day of March, 2014.

YRC WORLDWIDE INC.

By:	/s/ Michelle A. Friel
Name:	Michelle A. Friel
Title:	Executive Vice President, General Counsel and Secretary